Exhibit (a)(3)

NEUBERGER BERMAN ETF TRUST

TRUST INSTRUMENT

SCHEDULE A

Neuberger China Equity ETF

Neuberger Commodity Strategy ETF

Neuberger Core Equity ETF

Neuberger Disrupters ETF

Neuberger Berman Emerging Markets Debt Hard Currency ETF

Neuberger Berman Energy Transition & Infrastructure ETF

Neuberger Berman Flexible Credit Income ETF

Neuberger Growth ETF

Neuberger International Core Equity ETF

Neuberger International Core Equity Premium Income ETF

Neuberger Japan Equity ETF

Neuberger Option Strategy ETF

Neuberger Quality Select ETF

Neuberger Berman Short Duration Income ETF

Neuberger Small-Mid Cap ETF

Neuberger Small Value ETF

Neuberger Berman Total Return Bond ETF

DATED: December 18, 2025

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